U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2006

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27599	88-0224817
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

SulphCo, Inc. (the “Company”) has entered into an employment agreement, dated as of January 1, 2006, with Michael Applegate (the "Employment Agreement"), pursuant to which Mr. Applegate will serve as the Company’s Chief Operating Officer, effective as of January 9, 2006. The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference. A copy of the employment agreement is attached hereto as Exhibit 10.1.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 9, 2006, the Company has expanded its management team with the appointment of Michael Applegate as chief operating officer (COO), responsible for overseeing day-to-day operations at the company.

Peter Gunnerman, who held the title of COO, continues as president of the company, focusing on strategy, implementation of the company's recently- announced ventures and on the commercialization of SulphCo's ultrasound desulfurization process worldwide.

Mr. Applegate has spent the majority of his career at Applegate Drayage Company, a tractor-trailer fleet operator in California, Nevada and Utah. The company employed more than 100 drivers, dock workers, mechanics and administrative staff. Applegate served as president, a position he held since 1988. Applegate has served as both president and chairman of the board of the California Trucking Association, the largest state trucking association in the United States. He also served on the board of the Nevada Motor Transportation Association.

In connection with Mr. Applegate’s appointment, the Company has entered into an employment agreement with him and, pursuant to the terms of such agreement, has agreed to pay him a salary of $240,000 per annum and to grant him 50,000 shares of restricted common stock. Mr. Applegate will also receive other benefits commensurate with those benefits provided to the other executives with the Company.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description

10.1:	Employment Agreement, dated as of January 1, 2006, by and between SulphCo, Inc. and Michael Applegate.

99.1:	Press Release dated January 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC. (Registrant)

Date: January 13, 2006	/s/ Loren J. Kalmen

Loren J. Kalmen Chief Financial Officer